Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Lipocine Inc.:

We consent to the use of our report dated July 24, 2013, with respect to the balance sheets of Lipocine Inc. as of December 31, 2012 and 2011, and the related statements of operations, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2012, incorporated herein by reference.

/s/ KPMG LLP

Salt Lake City, Utah

October 11, 2013